UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐    Definitive Proxy Statement

☒    Definitive Additional Materials

☐    Soliciting Material under Rule 14a-12

VERDE CLEAN FUELS, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐	Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

711 Louisiana St., Suite 2160
Houston, TX 77002

Supplement No. 1 to
Definitive Proxy Statement
for the Annual Meeting of Stockholders to be held on June 12, 2026

On April 28, 2026, Verde Clean Fuels, Inc. (the “Company”) filed its definitive Proxy Statement (the “Proxy Statement”) in connection with the solicitation of proxies for the Company’s 2026 Annual Meeting of Stockholders, scheduled to be held on June 12, 2026, at 10:00 a.m. ET (the “Annual Meeting”). The purpose of this Supplement No. 1 to the Proxy Statement (the “Supplement”) is to reflect that Martijn Dekker, on June 3, 2026, informed the Company's Board of Directors (the "Board") that he is resigning as a director effective as of that same date.

As a result of Mr. Dekker’s resignation, the current Board consists of seven members. Mr. Dekker did not serve as a member of any Board committee.

Except as specifically updated and revised by this Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or virtually at the Annual Meeting. Capitalized terms not defined in this Supplement have the meanings set forth in the Proxy Statement.